As filed with the Securities and Exchange Commission on September 28, 2010

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWTEK BUSINESS SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	11-3504638
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1440 Broadway, 17th floor, New York, NY 10018

(Address of Principal Executive Offices)

Newtek Business Services, Inc. 2010 Stock Incentive Plan

(Full title of the Plan)

Barry Sloane

Chairman of the Board, Chief Executive Officer and President

Newtek Business Services, Inc.

1440 Broadway, 17th floor

New York, NY 10018

(Name and Address of Agent For Service)

(212) 356-9500

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew G. Ash, Esquire

1440 Broadway, 17th floor

New York, NY 10018

(202)466-0654

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.02 par value	1,650,000 (1)	$1.37 (2)	$ 2,260,500 (2)	$161.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by way of a merger, consolidation, recapitalization, stock dividend, stock split or similar event involving the Registrant.
(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the Nasdaq Capital Market on September 24, 2010.

INTRODUCTORY STATEMENT

This Registration Statement is filed for the purpose of registering 1,650,000 shares of common stock, $.02 par value per share (the “Common Stock”) of Newtek Business Services, Inc. (the “Registrant”), pursuant to the Newtek Business Services, Inc. 2010 Stock Incentive Plan (the “Plan”).

PART I

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information required by this Part I will be sent or given to participants in the Plan as specified in Ruled 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) by written request to the Director of Administration and Human Resources, 1440 Broadway, 17th Floor, New York, NY 10018, or by calling (212) 356-9500. These documents and those incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2010;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the three month period ended March 31, 2010, filed with the Commission on May 13, 2010, and for the three and six months period ended June 30, 2010, filed with the Commission on August 12, 2010;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 5, 2010, May 5, 2010 and June 14, 2010; and

(d)	The description of the Common Stock set forth under the heading “Item 1. Description of Registrant’s Securities to be Registered” in the Registrant’s Registration Statement on Form 8-A (File No. 000-50524), filed with the Commission on December 22, 2003 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Common Stock under the caption “Description of the Newtek Capital Stock” contained in the Registrant’s Proxy Statement/Prospectus included as part of the Registrant’s Registration Statement on Form S-4 (File No. 333-43550), as filed with the Commission on August 8, 2000, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), contains a provision, authorized by the New York Business Corporation Law (“NYBCL”), designed to eliminate in certain circumstances the personal liability of directors for monetary damages to the Registrant or its stockholders for breach of their fiduciary duties as a director. This provision, Section (b) of Article Seventh, provides as follows:

“(b) a director of this Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in his or her capacity as a director, unless a judgment or other final adjudication adverse to him or her establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (ii) he or she personally gained in fact a financial or other advantage to which he or she was not legally entitled, or (iii) his or acts violated Section 719 of the Business Corporation Law.”

Section 719 of the NYBCL provides that a director may be liable for voting or concurring in the following corporate actions; (a) an illegal dividend; (b) a repurchase of stock not authorized by New York law; (c) the distribution of assets to shareholders in a dissolution without adequately providing for known liabilities of the corporation; and (d) a loan to any director unless the loan is authorized by a vote of shareholders.

The Registrant’s Charter and By-Laws, as amended (the “By-Laws”) also provide that the Registrant shall indemnify all of its directors and officers to the fullest extent permitted by the NYBCL. Section (a) of Article Seventh of the Registrant’s Charter provides in part as follows:

“(a) The Corporation shall, to the fullest extent permitted by Section 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.”

Article V of the By-Laws provides in pertinent part as follows:

“(a) Each person against whom any claim is made, or who is made, or threatened to be made, a party to an action or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or his testator or intestate was, a director or officer of the Corporation, or serves or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Corporation (an “Indemnity Claimant”), shall be indemnified and held harmless by the Corporation against all liabilities, losses and expenses (including, without limitation, all judgments, fines, settlement amounts and attorneys’ fees and disbursements) incurred by or on behalf of said Indemnity Claimant as a result of such claim, action or proceeding, or any appeal therein (“Losses”), to the fullest extent permitted by the New York Business Corporation Law, as it may be amended from time to time (but, in the event of any such amendment, only to the extent that it permits the Corporation to provide broader indemnification to said Indemnity Claimant than said Law permitted the Corporation to provide immediately prior to such amendment).

“(b) Each Indemnity Claimant shall, on written request therefor by said Indemnity Claimant to the Corporation, be indemnified and held harmless by the Corporation against all Losses, as and when incurred by said Indemnity Claimant; provided, however, that no such indemnification may be made to or on behalf of any said Indemnity Claimant if a judgment or other final adjudication adverse to him establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.”

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the Registrant or of the Registrant’s subsidiaries and they are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at the Registrant’s or its subsidiaries’ request.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Newtek Business Services, Inc. 2010 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.17 to the Current Report on Form 8-K of the Registrant filed with the Commission on June 14, 2010.

4.2	Amended and Restated Certificate of Incorporation of Newtek Business Services, Inc., as amended, incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of the Registrant for the period ended June 30, 2010, filed with the Commission on August 12, 2010.

4.3	Bylaws of Newtek Business Services, Inc., incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (File. No., No. 333-115615), filed with the Commission on August 11, 2000).

5.1*	Opinion of Ellenoff Grossman and Schole LLP.

23.1*	Consent of Ellenoff Grossman and Schole LLP (included in Exhibit 5.1).

23.2*	Consent of J. H. Cohn LLP

24*	Powers of Attorney (included in the signature page of this Registration Statement).

*	Filed Herewith

Item 9.	Undertakings

1.	(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee “table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on this 28th day of September 2010.

/s/ Barry Sloane
Barry Sloane
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barry Sloane, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of equity securities of Newtek Business Services, Inc., or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Barry Sloane Barry Sloane	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 28, 2010

/s/ Seth A. Cohen Seth A. Cohen	Senior Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	September 28, 2010

/s/ David C. Beck David C. Beck	Director	September 28, 2010

/s/ Sam Kirschner Sam Kirschner	Director	September 28, 2010

/s/ Salvatore F. Mulia Salvatore F. Mulia	Director	September 28, 2010

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Newtek Business Services, Inc. 2010 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.17 to the Current Report on Form 8-K of the Registrant filed with the Commission on June 14, 2010.

4.2	Amended and Restated Certificate of Incorporation of Newtek Business Services, Inc., as amended, incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of the Registrant for the period ended June 30, 2010, filed with the Commission on August 12, 2010.

4.3	Bylaws of Newtek Business Services, Inc., incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (File. No., No. 333-115615), filed with the Commission on August 11, 2000).

5.1*	Opinion of Ellenoff Grossman and Schole LLP.

23.1*	Consent of Ellenoff Grossman and Schole LLP (included in Exhibit 5.1).

23.2*	Consent of J. H. Cohn LLP.

24*	Powers of Attorney (included in the signature page of this Registration Statement).

*	Filed Herewith